Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS STRONG SECOND QUARTER 2021 RESULTS

Results exceeded expectations on strong shipments and solid operating performance

PERRYSBURG, Ohio (August 3, 2021) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the second quarter ended June 30, 2021.

“O-I’s second quarter business performance was strong and exceeded our expectations. Demand was robust and shipment levels rebounded to pre-pandemic levels. Excluding the effect of recent divestitures, sales volume was up 18 percent from the prior year period. Likewise, the company’s performance benefited from higher production as well as continued solid operating and cost performance supported by the company’s Margin Expansion initiatives. Second quarter cash provided by operating activities was also strong reflecting solid earnings,” said Andres Lopez, CEO.

“We continued to make very good progress on our 2021 priorities through the first half of the year. Our Margin Expansion initiatives generated $40 million of benefits year-to-date and we expect full-year benefits will exceed our original target for 2021. Consistent with our goal to revolutionize glass, we successfully validated multiple R&D assumptions at our first full-scale Generation 1 MAGMA line at Holzminden Germany. We also remain on track to pilot our Generation 2 MAGMA line at Streator Illinois in the second half of the year. Likewise, our Glass Advocacy campaign has reached over 80 million people in the U.S. as we seek to rebalance the packaging narrative and share the many favorable and sustainable attributes of glass. As we optimize our structure, we are now over 80 percent complete on our $1.15 billion divestiture program which should wrap up by the end of 2022. Finally, the Paddock Chapter 11 plan of reorganization is progressing as expected consistent with the agreement-in-principle reached in April as we seek a fair and final resolution to Paddock’s legacy asbestos liabilities. All of these actions are consistent with our strategy to increase shareholder value and ensure sustainable prosperity for O-I.”

“Despite a continued volatile environment and challenges with severe weather earlier in the year, our full year 2021 adjusted earnings, cash provided from operating activities and free cash flow outlook has improved reflecting favorable market trends and the company’s continued strong operating performance,” concluded Lopez.

Second Quarter 2021 Results

•	Reported Results: For the second quarter 2021, the company recorded earnings of $0.73 per share (diluted) compared to a loss of $0.64 per share in the prior year period which was significantly impacted by the onset of the pandemic. The current year earnings before income taxes was $198 million, compared to a loss of $119 million in the second quarter of 2020, which was significantly impacted by the onset of the pandemic. Both periods include items management considers not representative of ongoing operations. Higher earnings were primarily the result of improved sales and production volumes, strong operating and cost performance and a gain on an indirect tax credit in Brazil.

•	Adjusted Earnings[1]: Excluding certain items management considers not representative of ongoing operations, second quarter 2021 adjusted earnings[1] were $0.54 per share compared with the prior year of $0.01 per share which was significantly impacted by the onset of the pandemic. Higher earnings were primarily the result of improved sales and production volumes, as well as strong operating and cost performance. Actual results exceeded management’s earnings guidance of $0.45 to $0.50 primarily reflecting stronger than anticipated shipment levels.

•	Segment Operating Profit[1]: Second quarter 2021 segment operating profit was $232 million compared to $99 million in the prior year period. Excluding the impact from recent divestitures, sales volume rebounded 18 percent and production volume was 27 percent higher as a result of continued strong operating performance and the benefit of O-I’s Margin Expansion initiatives.

•	Cash Flows: Cash provided by operating activities was $199 million in second quarter 2021, compared to $181 million in the prior year period. Second quarter 2021 free cash flow[1] was $117 million compared to $112 million in 2020. Both metrics significantly benefited from lower inventories due to forced production curtailment at the onset of the pandemic. Strong cash flow in the second quarter of 2021 primarily reflected solid earnings.

•	Capital Structure: Total debt was $5.1 billion at June 30, 2021 compared to $6.5 billion at June 30, 2020. Net debt[1] was $4.5 billion at June 30, 2021, which was down nearly $1 billion from the prior year. Lower debt levels primarily reflected favorable cash flow and use of proceeds from divestitures. Committed liquidity remained strong and approximated $2.2 billion at June 30, 2021.

Net sales approximated $1.7 billion in the second quarter of 2021 which represented a $242 million increase from the prior year period. Higher average selling prices contributed $27 million to net sales. Adjusted for divestitures, shipments in tons increased 18 percent as higher sales volumes and favorable mix boosted revenues $255 million. Net sales benefited $79 million from favorable foreign currency translation. Recent divestitures reduced net sales by $111 million and revenue from technical services declined $8 million reflecting lower engineering project activity.

Segment operating profit was $232 million in the second quarter of 2021 compared to $99 million in the prior year period.

•	Americas: Segment operating profit in the Americas was $124 million compared to $52 million in the second quarter of 2020. Excluding divestitures, shipments in tons improved 17 percent while the benefit of higher selling prices substantially offset cost inflation. Operating costs were favorable primarily reflecting 28 percent higher production levels as well as benefits from the company’s Margin Expansion initiatives. Results included $2 million of unfavorable foreign currency translation.

1 Adjusted earnings per share, free cash flow, segment operating profit, and net debt are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

•	Europe: Segment operating profit in Europe was $108 million compared to $42 million in the second quarter 2020. Shipments in tons improved 22 percent and the benefit of higher selling prices substantially offset cost inflation. Like the Americas, operating costs were favorable reflecting 28 percent higher production levels as well as benefits from the company’s Margin Expansion initiatives. Additionally, results benefited $4 million from favorable foreign currency translation.

•	Asia Pacific[2]: Segment operating profit in Asia Pacific was $0 compared to $5 million in the second quarter 2020 following the sale of the Australia and New Zealand (ANZ) business unit in July 2020.

Retained corporate and other costs were $42 million compared to $37 million in the prior year quarter. Higher costs primarily reflected additional R&D investment in MAGMA, marketing expense for the company’s glass advocacy campaign and management incentives.

In both the second quarter of 2021 and 2020, the company recorded several significant items impacting reported results as presented in the table entitled Reconciliation to Adjusted Earnings. Management considers these items not representative of ongoing operations and they are excluded from adjusted earnings. In the second quarter of 2021, these items included a $69 million gain recorded on an indirect tax credit in Brazil and $9 million for restructuring and other charges. In the second quarter of 2020, these items included approximately $71 million for restructuring, asset impairment and other costs, $38 million of debt refinancing expense and $8 million in pension settlement charges.

2021 Outlook

Currently, O-I expects third quarter 2021 adjusted earnings will approximate $0.47 to $0.52 per share. This outlook assumes 0 to 1 percent same structure sales volume growth (in tons). The benefit of higher selling prices should partially offset elevated cost inflation. The company expects 8 to 10 percent higher production levels compared to the prior year period which was impacted by forced curtailments in certain markets. The benefit of higher production is expected to more than offset higher maintenance and asset project activity expense which have normalized now that disruption due to the pandemic has subsided. Furthermore, improved results will reflect cost savings from the company’s Margin Expansion initiatives.

The company is updating its full year 2021 guidance. O-I now expects sales volume in tons should increase 4 to 5 percent compared to 2020. Adjusted earnings per share should approximate $1.65 to $1.75. Likewise, the company anticipates cash provided by operating activities of around $660 million and approximately $260 million in free cash flow.

Given significant market uncertainty due to the global pandemic, the company’s business outlook is subject to adjustment, especially if there is a material change in demand trends compared to expectations. This outlook assumes foreign currency rates as of July 31, 2021 and an effective annual tax rate of approximately 30 to 32 percent.

2 Results of the Asia Pacific segment have been recast to reflect only the earnings of the ANZ businesses following the sale of the business unit in July 2020. The sales and operating results of the other businesses that historically comprised the Asia Pacific segment and were retained by the company, have been reclassified to Other sales and Retained corporate costs and other, respectively.

Conference Call Scheduled for August 4, 2021

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, August 4, 2021 at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EST, on August 4, 2021. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2021 earnings conference call is currently scheduled for Thursday, October 28, 2021, at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 25,000 people across 72 plants in 20 countries, O-I achieved revenues of $6.1 billion in 2020. Learn more about us:

o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, and net debt provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs. Management uses adjusted earnings, adjusted earnings per share, and segment operating profit to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share and segment operating profit may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Net debt is defined as total debt less cash. Management uses net debt to analyze the liquidity of the company.

Further, free cash flow relates to cash provided by continuing operating activities less cash payments for property, plant and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes this has provided a useful supplemental measure related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the risk that the proposed plan of reorganization for Paddock Enterprises, LLC (“Paddock”) may not be approved by the bankruptcy court or that other conditions necessary to implement the agreement in principle may not be satisfied, (2) the actions and decisions of participants in the bankruptcy proceeding, and the actions and decisions of third parties, including regulators, that may have an interest in the bankruptcy proceedings, (3) the terms and conditions of any reorganization plan that may ultimately be approved by the bankruptcy court, (4) delays in the confirmation or consummation of a plan of reorganization due to factors beyond the company’s and Paddock’s control, (5) risks with respect to the receipt of the consents necessary to effect the reorganization, (6) risks inherent in, and potentially adverse developments related to, the bankruptcy proceeding, that could adversely affect the company and the company’s liquidity or results of operations, (7) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (8) the company’s ability to obtain the benefits it anticipates from the corporate modernization, (9) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address Paddock’s legacy liabilities, (10) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (11) the company’s ability to achieve its strategic plan, (12) the company’s ability to improve its glass melting technology, known as the MAGMA program, (13) foreign currency fluctuations relative to the U.S. dollar, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (15) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (16) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (17) consumer preferences for alternative forms of packaging, (18) cost and availability of raw materials, labor, energy and transportation, (19) consolidation among competitors and customers, (20) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (21) unanticipated operational disruptions, including higher capital spending, (22) the company’s ability to further develop its sales, marketing and product development capabilities, (23) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (24) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (25) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2021	2020	2021	2020
Net sales	$1,660	$1,418	$3,161	$2,979
Cost of goods sold	(1,354)	(1,255)	(2,609)	(2,548)

Gross profit	306	163	552	431

Selling and administrative expense	(116)	(97)	(218)	(213)
Research, development and engineering expense	(19)	(13)	(37)	(29)
Interest expense, net	(52)	(98)	(103)	(151)
Equity earnings	22	13	40	28
Other income (expense), net	57	(87)	(101)	(104)

Earnings (loss) before income taxes	198	(119)	133	(38)

Benefit (provision) for income taxes	(75)	18	(100)	(8)

Net earnings (loss)	123	(101)	33	(46)

Net earnings attributable to noncontrolling interests	(5)		(12)	(5)

Net earnings (loss) attributable to the Company	$118	$(101)	$21	$(51)

Basic earnings per share:
Net earnings (loss) attributable to the Company	$0.75	$(0.64)	$0.13	$(0.32)

Weighted average shares outstanding (thousands)	157,902	156,790	157,737	156,435

Diluted earnings per share:
Net earnings (loss) attributable to the Company	$0.73	$(0.64)	$0.13	$(0.32)

Diluted average shares (thousands)	160,791	156,790	160,459	156,435

O-I GLASS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	June 30,	December 31,	June 30,
Unaudited	2021	2020	2020
Assets
Current assets:
Cash and cash equivalents	$531	$563	$1,067
Trade receivables, net	855	623	696
Inventories	796	841	1,004
Prepaid expenses and other current assets	217	270	245
Total current assets	2,399	2,297	3,012

Property, plant and equipment, net	2,842	2,907	2,976
Goodwill	1,932	1,951	1,806
Intangibles, net	309	325	314
Other assets	1,392	1,402	1,471

Total assets	$8,874	$8,882	$9,579

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,038	$1,126	$916
Short-term loans and long-term debt due within one year	85	197	404
Other liabilities	564	575	566
Total current liabilities	1,687	1,898	1,886

Long-term debt	4,977	4,945	6,103
Paddock support agreement liability	625	471	471
Other long-term liabilities	1,083	1,167	1,077
Share owners' equity	502	401	42

Total liabilities and share owners' equity	$8,874	$8,882	$9,579

O-I GLASS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2021	2020	2021	2020
Cash flows from operating activities:
Net earnings (loss)	$123	$(101)	$33	$(46)
Non-cash charges
Depreciation and amortization	117	121	232	247
Pension expense	8	11	16	20
Charge related to Paddock support agreement liability			154
Brazil indirect tax credit	(69)		(69)
Restructuring, asset impairment and related charges	8	67	8	67
Pension settlement charges		8		8
Cash payments
Pension contributions	(6)	(8)	(24)	(21)
Cash paid for restructuring activities	(7)	(14)	(10)	(22)
Change in components of working capital (a)		46	(229)	(415)
Other, net (b)	25	51	32	28
Cash provided by (utilized in) continuing operating activities	199	181	143	(134)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(82)	(69)	(175)	(189)
Net cash proceeds on disposal of other businesses and misc. assets	4	2	8	2
Net cash proceeds on sale of ANZ business			58
Deconsolidation of Paddock				(47)
Other, net		(1)		1
Cash utilized in investing activities	(78)	(68)	(109)	(233)

Cash flows from financing activities:
Changes in borrowings, net	(316)	63	(26)	922
Shares repurchased	(20)		(20)
Payment of finance fees		(45)		(45)
Dividend paid				(8)
Net cash proceeds for hedging activity	(10)	42	(10)	42
Distributions to noncontrolling interests	(10)	(4)	(10)	(4)
Other, net		(1)	(2)	(3)
Cash provided by (utilized in) financing activities	(356)	55	(68)	904
Effect of exchange rate fluctuations on cash	24	8	2	(21)
Increase (decrease) in cash	(211)	176	(32)	516
Cash at beginning of period	742	891	563	551
Cash at end of period	$531	$1,067	$531	$1,067

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At June 30, 2021, December 31, 2020 and June 30, 2020, the amount of receivables sold by the Company was $440 million, $436 million and $437 million, respectively. For the six months ended June 30, 2021 and 2020, the Company's use of its factoring programs resulted in an increase of $4 million to cash from operating activities and a $102 million decrease to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2021	2020	2021	2020
Net sales:
Americas	$890	$724	$1,727	$1,555
Europe	745	555	1,384	1,132
Asia Pacific		106		229
Reportable segment totals	1,635	1,385	3,111	2,916
Other	25	33	50	63
Net sales	$1,660	$1,418	$3,161	$2,979

Segment operating profit (a):
Americas	$124	$52	$224	$155
Europe	108	42	183	103
Asia Pacific		5		17
Reportable segment totals	232	99	407	275

Items excluded from segment operating profit:
Retained corporate costs and other	(42)	(37)	(77)	(65)
Items not considered representative of ongoing operations (b)	60	(83)	(94)	(97)

Interest expense, net	(52)	(98)	(103)	(151)
Earnings (loss) before income taxes	$198	$(119)	$133	$(38)

Ratio of earnings (loss) before income taxes to net sales	11.9%	-8.4%	4.2%	-1.3%

Segment operating profit margin (c):
Americas	13.9%	7.2%	13.0%	10.0%
Europe	14.5%	7.6%	13.2%	9.1%
Asia Pacific		4.7%		7.4%
Reportable segment margin totals	14.2%	7.1%	13.1%	9.4%

(a)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Reference Reconciliation to Adjusted Earnings.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.
Reconciliation to Adjusted Earnings
(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30		Six months ended June 30
Unaudited	2021	2020	2021	2020
Net earnings (loss) attributable to the Company	$118	$(101)	$21	$(51)
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	9	71	9	71
Charge related to Paddock support agreement liability			154
Charge for deconsolidation of Paddock				14
Strategic transaction costs		4		4
Pension settlement charges		8		8
Brazil indirect tax credit	(69)		(69)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		38		38
Items impacting income tax:
Net provision (benefit) for income tax on items above	28	(19)	28	(19)
Total adjusting items (non-GAAP)	$(32)	$102	$122	$116

Adjusted earnings (non-GAAP)	$87	$1	$143	$65

Diluted average shares (thousands)	160,791	156,790	160,459	156,435

Earnings (loss) per share from continuing operations (diluted)	$0.73	$(0.64)	$0.13	$(0.32)
Adjusted earnings per share (non-GAAP) (a)	$0.54	$0.01	$0.89	$0.42

(a)	For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 158,327 for the three months ended June 30, 2020.
For purposes of computing adjusted earnings per share, the diluted average shares (in thousands) are 158,006 for the six months ended June 30, 2020.

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the quarter ending September 30, 2021 or year ending December 31, 2021, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.
Changes in Net Sales and Segment Operating Profit for Reportable Segments
(Dollars in millions)

Unaudited

	Three months ended June 30,
	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2020	$724	$555	$106	$1,385
Effects of changing foreign currency rates (a)	28	51		79
Price	23	4		27
Sales volume & mix	120	135		255
Divestitures	(5)		(106)	(111)
Total reconciling items	166	190	(106)	250
Net sales for reportable segments- 2021	$890	$745	$-	$1,635

	Three months ended June 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2020	$52	$42	$5	$99
Effects of changing foreign currency rates (a)	(2)	4		2
Net Price (net of cost inflation)	(2)	(4)		(6)
Sales volume & mix	31	31		62
Operating costs	43	35		78
Divestitures	2		(5)	(3)
Total reconciling items	72	66	(5)	133
Segment operating profit - 2021	$124	$108	$-	$232

	Six months ended June 30,
	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2020	$1,555	$1,132	$229	$2,916
Effects of changing foreign currency rates (a)	15	98		113
Price	49	6		55
Sales volume & mix	117	148		265
Divestitures	(9)		(229)	(238)
Total reconciling items	172	252	(229)	195
Net sales for reportable segments- 2021	$1,727	$1,384	$-	$3,111

	Six months ended June 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2020	$155	$103	$17	$275
Effects of changing foreign currency rates (a)	2	10		12
Net Price (net of cost inflation)	(19)	(7)		(26)
Sales volume & mix	30	34		64
Operating costs	54	43		97
Divestitures	2		(17)	(15)
Total reconciling items	69	80	(17)	132
Segment operating profit - 2021	$224	$183	$-	$407

(a)	Currency effect on net sales and segment operating profit determined by using 2021 foreign currency exchange rates to translate 2020 local currency results.

O-I GLASS, INC.
Reconciliation to Free Cash Flow

Unaudited	Three Months Ended	Three Months Ended	Forecasted Year Ended
	June 30, 2021	June 30, 2020	December 31, 2021
Cash provided by (utilized in) continuing operating activities	$199	$181	$660
Cash payments for property, plant and equipment	(82)	(69)	(400)
Free cash flow (non-GAAP)	$117	$112	$260

O-I GLASS, INC.
Reconciliation to Net Debt

Unaudited
	June 30, 2021	June 30, 2020
Total debt	$5,062	$6,507
Cash and cash equivalents	531	1,067
Net Debt	$4,531	$5,440

O-I GLASS, INC.
Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2021, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a of adjusted effective tax rate to earnings (loss) from continuing operations before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.